EXHIBIT (h) (8)

Index Methodology Guide

ISE MINING SERVICETM INDEX

Issue 1.2

Issue date: November 12, 2012

Produced by:
International Securities Exchange, LLC
60 Broad Street, New York NY 10004
www.ise.com

The information contained in this document is current as of the publication date, and is subject to change without notice. The ISE will not accept responsibility for damages, direct or indirect, caused by any error or omission in this document.

The ISE globe logo and International Securities Exchange® are trademarks of the
 International Securities Exchange, LLC.  ISE Diamond/Gemstone™ Index is a trademark of the International Securities Exchange, LLC

© 2012 International Securities Exchange, LLC. All Rights Reserved.

Table of Contents

Chapter 1.	Introduction	4

Chapter 2.	Index Description	5

Chapter 3.	Index Construction	6
3.1.	Base Date and Value	6
3.2.	Component Eligibility Requirements	6
3.3.	Dividend Treatment	7
3.4.	Index Equations	7
3.5.	Initial Component Selection	9

Chapter 4.	Index Maintenance	13
4.1.	Divisor Changes	13
4.2.	Details of Share Changes	13
4.3.	Scheduled component changes and review	14
4.4.	Unscheduled component changes	14
4.5.	Unscheduled component weight adjustments	15

Chapter 5.	Index Calculation and Dissemination	16
5.1.	Price Calculation	16
5.2.	Calculation Frequency and Dissemination	16
5.3.	Input Data	16
5.4.	Data Correction	17

Appendices		18
Appendix A.	ISE Mining Service Index Components	19
Appendix B.	Document Change History	20

Chapter 1. Introduction

This document summarizes the methodology and rules used to construct, calculate, and maintain the ISE Mining Service™ Index.

The ISE Mining Service™ Index provides a benchmark for investors interested in tracking public, companies that are active in Mining Services based on revenue analysis of those companies. The Index tracks the performance of the largest and most liquid companies involved in facilitating operations of the resource exploration and extraction mining service industry as a whole, from including companies that manufacture, lease, sell and provide equipment, to those that provide consulting or other services to the industry, as well as companies that actually engage in exploration and extraction.

Chapter 2. Index Description

The ISE Mining Service™ Index has been created to provide investors with a product allowing them to quickly take advantage of both event-driven news and long term economic trends as the need for Mining Services continues to evolve.

The Index uses a market capitalization weighted allocation across the pure play and non pure play categorizations. Index components are reviewed semi-annually for eligibility, and the weights are re-set according to that distribution.

Companies may not apply, and may not be nominated, for inclusion in the Index.  Companies are added or removed by the ISE based on the methodology described herein.  Whenever possible, ISE will publicly announce changes to the index on its website at least five trading days in advance of the actual change.

The Index is calculated and maintained by S&P DOW JONES INDICES LLC based on a methodology developed by the International Securities Exchange.

The ISE Mining Service™ Index is calculated on a price and total return basis.  The price Index is calculated in real-time and disseminated via the Options Price Reporting Authority (OPRA) and market data vendors every day the U.S. equity markets are open. Sets of end of day values are freely available on ISE’s website, www.ise.com.

Chapter 3. Index Construction

This chapter outlines and defines the key steps in constructing and calculating the index, including: eligibility requirements, formulas, initial component selection, and special adjustments.

3.1.	Base Date and Value

The ISE Mining Service™ Index has the following base dates and values:

Index	Base date	Base value

ISE Mining Service™ Index	June 15, 2012	100

3.2.	Component Eligibility Requirements

All of the following requirements must be met in order for a company to be eligible for inclusion:

1.	The component security must be actively engaged in some aspect of the Mining Services industry e.g. providing equipment or infrastructure.

i.	Companies that generate more than 50% of their revenues from mining services are classified as “pure play” mining services companies.

ii.	Companies that generate 50% or less of their revenues from mining services are classified as “non pure play” mining services companies.

2.
The component security must not be listed on an exchange in a country which employs restrictions on foreign capital investment such that those restrictions render the component effectively non-investible, as determined by the ISE.

3.	Must be an operating company and not a closed-end fund, exchange-traded fund (ETF), holding company, investment vehicle, or royalty trust (REIT).

The following market capitalization and weighting concentration requirements must also be satisfied:

1.	Each component security has a market capitalization of at least $100 million.

2.
No single component stock represents more than 24% of the weight of the index, and the cumulative weight of all components with an individual weight of 5% or greater do not in the aggregate account for more than 50% of the weight of the index.  This particular requirement will be satisfied at the conclusion of each of the indexes rebalance periods.

The ISE will, in most cases, use the quantitative ranking and screening system described herein.  However, subjective screening based on fundamental analysis or other factors may be used, if in the opinion of the ISE certain components should be included or excluded from the index.

3.3.	Dividend Treatment

The price indexes do not take normal dividend payments into account.  Dividends are accounted for by reinvesting them on a daily basis.  ISE Mining Service™ Index uses the ex-dividend date to determine the total daily dividends for each day.  Special dividends require an index divisor adjustment (as described in Chapter 4) to prevent such distributions from distorting the price index.

3.4.	Index Equations

The price indexes are calculated using the following basic equations:

Index Valu e =	Combined Market Value of Assigned Shares of All Components
Divisor

or

where:
I(t) = Index value at time (t)
D(t) = Divisor at time (t)
n = Number of stocks in the index
t = The time the index is calculated
Pi(t) = Price of stock (i) at time (t)
Si(t) = Number of assigned shares of stock (i) at time (t)

The initial index divisor is determined using the following equation:

where:
I(o) = Base index value at base date
Do = Initial divisor at base date
n = Number of stocks in the index
Pi(o) = Closing price of stock (i) at base date
Si(o) = Number of assigned shares of stock (i) at base date

Assigned shares are the number of shares needed for each component such that the component conforms to the weighting distribution outlined in Chapter 3.5.

Changes to the index composition require divisor adjustments in order to retain index continuity before and after specific events (as outlined in Chapter 4 – Index Maintenance).  Divisor changes are made according to the following formula:

where:

D(t+1) = Divisor after changes are made to the index
Pi(t+1) = Price of each stock after index changes
Si(t+1) = Number of assigned shares of each stock after index changes
D(t) = Divisor before changes are made to the index
Pi(t) = Price of each stock prior to index changes
Si(t) = Number of assigned shares of each stock prior to index changes

The total return index is calculated using the following basic equations:

Calculate the total dividend paid on a given day and convert this figure into points of the price index using the following formula:
where:
DVi(t) = Dividend paid of stock (i) at time (t)
Si(t) = Number of assigned shares of stock (i) at time (t)
t = The time the index is calculated

Convert Total Daily Dividend into index points by dividing “Total Daily Dividend” by the divisor for the price index using the following formula:
where:
D(t) = Price Index Divisor at time (t)

Calculate the one day total return of the price index using the following formula:

where:
I(t) = Price Index level at time (t)
I(t-1) = Price Index level at time (t-1)

Use “Index Daily Total Return” calculated in the prior step to determine the current day total return index level using the following formula:

where:
Total Return Index (t) = Total Return Index level at time (t)
Total Return Index (t-1) = Total Return Index level at time (t-1)

3.5.	Initial Component Selection

The following steps are taken to select the initial components for the ISE Mining Service™ Index :

1.	Establish total population of exchange listed common shares and depository receipts for companies involved in the Mining Services industry.

2.	Categorize and remove companies that do not meet the Component Eligibility Requirements of Chapter 3.2.

3.	If a component has multiple share classes, include the most liquid issue for that company (using average daily value traded during the prior six-month period) and remove the remaining classes.

4.	For each component assign a weight using the following equations:

where:
MCAPppi =  Modified market capitalization of the ith pure play index component
CAPppi =  Market capitalization of the ith pure play index component
MCAPNppi =  Modified market capitalization of the ith non pure play index component
CAPNppi = Market capitalization of the ith pure play index component
Wi = Index weight of the ith index component

5.	Set liquidity thresholds:

a.	Calculate three month average daily value traded for each component based on daily closing price and number of shares traded
b.	Set percentage of three month average daily value traded threshold to 200%
c.	Set investment threshold to $10 million

6.	Determine component percentage of average daily value traded given the investment threshold and the calculated weight of the component using the following equation:

where:

Wi = Weight of each component
ADV%i = Percentage of three month average daily value traded for component i
ADV$i = Three month average daily dollar value traded for component i

7.	If component percentage of average daily value traded is less than the percentage average daily value traded threshold then that weight does not need to be adjusted.

8.
If component percentage of average daily value traded is greater than the percentage average daily value traded threshold then assign new component weight such that percentage of average daily value traded is equal to the percentage average daily value traded threshold using the following steps:

a.	Calculate component weight based on the investment threshold and three month average daily value traded threshold using the follow equation:

where:
W’I = Modified weight of each component
ADV$i = Three month average daily dollar value traded for component i

b.
Take the aggregate difference between the initial and adjusted weights of those components where percentage of average daily value traded is greater than percentage average daily value traded threshold and distribute evenly among stocks where percentage of average daily value traded is less than percentage average daily value traded threshold using the following equations:

where:
Wi = Initial weight of each component with percentage of average daily value traded is greater than percentage average daily value traded threshold
W’I = Modified weight of each component percentage of average daily value traded is greater than percentage average daily value traded threshold
Wadj = Adjustment for index weight of component I where the percentage of three month average daily value traded is less than the three month average daily value traded threshold
n’ = Number of components with percentage of three month average daily value traded less than the three month average daily value traded threshold

c.	Adjust weight of components with percentage of three month average daily value traded less than the three month average daily value traded threshold using the following equation:

W ''i = Wi + Wadj

where:
Wi = Weight of each component with percentage of three month average daily value traded less than the three month average daily value traded threshold
W’’I = Modified weight of each component with percentage of three month average daily value traded less than the three month average daily value traded threshold
Wadj = Adjustment for index weight of component I where the percentage of three month average daily value traded is less than the three month average daily value traded threshold

9.	Repeat steps 8 through 10 until all component percentage of average daily value traded is less than or equal to the percentage average daily value traded threshold

Note that the index portfolio does not have a fixed number of stocks and attempts to include every stock in the industry that meets the eligibility requirements contained herein.

The index component list is provided in Appendix A.

Chapter 4. Index Maintenance

This chapter describes the circumstances that require index changes, as well as the details on performing those changes.

4.1.	Divisor Changes

Changes to the Index composition due to corporate actions or component eligibility changes will require Index Divisor adjustments, as follows:

Component change	Adjustment

Spinoff*	Subtract the following from the price of the parent company:
( Spinoff stock price )
Share exchange ratio
Adjust the assigned shares such that component’s weighting is not changed as a result of the spinoff.

Special Cash Dividend	Subtract special dividend from share price

Rights Offering	Subtract the following from the price of the parent company:
( Price of rights )
Right ratio
Adjust the assigned shares such that component’s weighting is not changed as a result of the rights offering.

Divisor changes are usually made on the date the corporate action becomes effective.  For example, ISE Mining Service™ Index uses the ex-dividend date rather than the payment date to determine when making divisor adjustments.

*Special note on Spin-offs: If a company being spun off is only trading on a “when-issued” basis, the “when-issued” price will be used to adjust the parent company’s closing price.

4.2.	Details of Share Changes

Stock splits and reverse splits do not require Index Divisor adjustments because the corresponding change to the stock price equally offsets the number of assigned shares, therefore not affecting the component’s influence in the index.

4.3.	Scheduled component changes and review

The ISE Mining Service™ Index has a semi-annual review in June and December of each year.  Component changes are made after the close on the third Friday of June and December, and become effective at the opening on the next trading day.  Changes are announced on ISE’s publicly available website at least five trading days prior to the effective date.

1.	Develop pool of all eligible stocks using the requirements of Chapter 3.2.

2.	Rank and Select final components using the procedure outlined in Chapter 3.5.

3.	Adjust the assigned shares of the component stocks to achieve the weighting distribution outlined in Chapter 3.5.

4.4.	Unscheduled component changes

Component changes may occur between review periods if a specific corporate event makes an existing component ineligible.  The following events may require a component’s replacement:

Event	Action

Merger or acquisition
If a merger or acquisition results in one component absorbing another, the resulting company will remain a component and the absorbed company will be replaced.  If a non-component company absorbs a component company, the original component will be removed and replaced.

Spin-off
If a component company splits or spins off a portion of its business to form one or more new companies, the resulting company with the highest market value will remain a component as long as it meets the eligibility requirements.  The remaining companies will be evaluated for eligibility and possible addition to the index.

Bankruptcy
A component company will be removed and replaced immediately after bankruptcy filing.  Exceptions are made on a case-by-case basis. For example, a security might not be removed immediately when a bankruptcy filing is not a result of operating or financial difficulties.

Delisting	A component company will be removed and replaced immediately after being delisted from its primary market.

Whenever possible, interim component changes are announced on ISE’s publicly available website five trading days prior to component changes becoming effective.

4.5.	Unscheduled component weight adjustments

Unscheduled component weight adjustments may occur between review periods if any component accounts for more than 24% of the index weight.  The market capitalization of any component representing more than 24% of the index weight will be adjusted such that its new weight is no more than 20%.  Even though the weighting limit is 30% for a single component, all components accounting for over 24% of the index market value are adjusted to 20% to avoid future unscheduled rebalancing events.

Whenever possible, unscheduled component weight adjustments are announced on ISE’s publicly available website five trading days prior to the adjustments becoming effective.

Chapter 5. Index Calculation and Dissemination

This chapter summarizes calculation and dissemination practices, quality assurance practices, and the circumstances requiring calculation corrections.

5.1.	Price Calculation

Price and total return indexes for the ISE Mining Service™ Index are calculated by S&P DOW JONES INDICES LLC.  The price index is calculated on a real-time basis. The ISE Mining Service™ Index is calculated using the last traded price for each company in the Index from the relevant exchanges and markets.

Index values are rounded to two decimal places and divisors are rounded to 14 decimal places.

5.2.	Calculation Frequency and Dissemination

The ISE Mining Service™ Index is calculated on a real-time basis beginning when the first traded price of any of the Index components is received by S&P DOW JONES INDICES LLC.  Price levels are delivered to ISE every 15 seconds and subsequently published to the Options Price Reporting Authority at that frequency.  Price and total-return end of day Index values are posted on ISE’s publicly available website, www.ise.com.

If trading in a stock is suspended prior to the market opening, the stock’s adjusted closing price from the previous day will be used in the Index calculation until trading commences.  If trading in a stock is suspended while the relevant market is open, the last traded price for that stock will be used for all subsequent Index calculations until trading resumes.

5.3.	Input Data

S&P DOW JONES INDICES LLC uses various quality assurance tools to audit, monitor, and maintain the accuracy of its input data.  While every reasonable effort is taken to ensure high standards of data integrity, there is no guarantee against errors.  Please refer to the Data Correction section for more detail.

The index closing price is calculated using the closing prices issued by the primary exchange for each component stock in the index.  If the primary exchange changes the closing price of a component stock, the new price will be used to calculate the index closing price.  A final check of closing prices is done between one hour and one and one half hours after the close of markets.  This timeframe may be expanded at S&PDJI’s discretion on days where trading volume is unusually large at the close.  For example, futures and options expiration dates, and large index rebalancing dates often result in unusually large volume.  Only changes received prior to this final check are used in the closing price calculation.

5.4.	Data Correction

Incorrect index component data, corporate action data, or Index Divisors will be corrected upon detection.  If such errors are discovered within five days of occurrence, they will be corrected that same day.  If discovered after five days, adjustments will be handled on a case-by-case basis depending on the significance of the error and the feasibility of a correction.  Announcements will be made on ISE’s publicly available website prior to the change becoming effective.

Incorrect intraday index tick data will not be corrected.  However, incorrect opening and closing values will be corrected as soon as possible after detection.

Appendices

This section provides additional information related to the ISE Mining Service™ Index as well as changes to this document.

Appendix A. ISE Mining Service Index Components

As of

Company Name	Weight

Appendix B. Document Change History

A history of significant changes to this document is shown in the table below.

Issue	Date	Change
1.0	May 16, 2012	First draft
1.1	August 20, 2012	Expanded Index description
1.2	November 12, 2012	Update name